Exhibit 99.1

ICF International Reports Third Quarter 2011 Results

•	Total Revenue Increased 11 Percent

•	Net Income up 26 Percent; Diluted EPS of $0.47

•	Record Contract Awards of $632 Million, up 61 Percent

•	Record Backlog of $1.7 billion

FAIRFAX, Va. (November 2, 2011) - ICF International, Inc. (NASDAQ:ICFI), a leading provider of professional services and technology solutions to government and commercial clients, reported results for its third quarter ended September 30, 2011.

Third Quarter Results and Highlights

Total revenue for the 2011 third quarter was $218.7 million, an increase of 10.6 percent over total revenue of $197.7 million reported in the 2010 third quarter. Organic1 revenue growth was 10.1 percent.

Net income was $9.3 million for the 2011 third quarter, a 26.3 percent increase over the $7.4 million reported for last year’s third quarter. Earnings per diluted share were $0.47 compared to $0.38 in the third quarter of 2010. For the 2011 third quarter, the fully diluted weighted average number of shares outstanding was 19.9 million, compared to 19.6 million in the 2010 third quarter.

Commenting on the results, Chairman and Chief Executive Officer Sudhakar Kesavan said, “This was an excellent quarter for ICF, again demonstrating the strength of our business model. We achieved double-digit, year-over-year growth in both of our two largest markets, which in the aggregate accounted for 86 percent of third quarter revenues. Our domestic commercial business continued to perform well, posting a 54.6 percent increase in revenues that was driven by strength of our energy efficiency business, infrastructure project management, and a pickup in energy-related transaction work. Profitability continued to grow at a faster pace than revenues, reflecting a favorable business mix and greater productivity.”

“This was a record sales quarter for ICF, demonstrating our increasingly strong competitive position in priority areas of government and commercial spending. Additionally, third quarter contract awards reflected our ability to leverage our domain expertise to capture larger implementation contracts,” Mr. Kesavan said.

Backlog and New Business Awards

Backlog was $1.7 billion at the end of the 2011 third quarter. Funded backlog was $796 million, or 46 percent of the total.

The total value of contracts awarded in the third quarter of 2011 was $632 million compared to $393 million in the 2010 third quarter, an increase of 61 percent. Total contract awards for the first nine months of 2011 were $1.1 billion, up 55 percent from the comparable 2010 period.

[1]	Organic revenue excludes revenue from acquisitions closed during the previous four quarters.

Key contracts won in the third quarter included:

•

Public Health: A new $70 million contract from the Centers for Disease Control and Prevention (CDC) to support the Community Transformation Grant program. ICF will provide training and technical assistance in support of the program to prevent chronic diseases and reduce health disparities. ICF also won a $9.7 million contract with CDC to provide data management support and technical assistance for CDC funded grantees to monitor HIV/AIDS.

•

Energy Efficiency: Two new contracts with a combined capacity of up to $55 million to extend and enhance energy efficiency programs with the Baltimore Gas and Electric Company, as well as a $6.7 million re-compete of an extension of service for a major U.S. utility.

•

Information Clearinghouse: A $44.6 million re-compete contract with the U.S. Department of Health and Human Services Children’s Bureau to operate the Child Welfare Information Gateway, which provides access to a wide scope of materials on child abuse, child welfare, and adoption.

•

Early Education: A contract valued at $34.3 million to support two regions (one new region and one re-compete region) covered by the Head Start program of the U.S. Department of Health and Human Services. ICF provides training, technical assistance, and program management services in support of this national program.

•

Social Program Support: A $32 million re-compete contract with the U.S. Department of Justice to provide training and technical assistance for the Office of Victims of Crime to support its programs to help crime victims and their families.

•

Disaster Preparedness: A re-compete contract from the Federal Emergency Management Agency valued in excess of $15 million to continue ICF’s support of the agency’s Radiological Emergency Preparedness Program, which supports communities surrounding nuclear power plants to build preparedness and response capabilities to deal with potential radiological emergencies.

•

Emissions Reduction: A new $21.5 million contract with the U.S. Agency for International Development to support the Low Emissions Asian Development program, which helps Asian governments and businesses enhance sustained low emissions development.

•

Commercial Sector: In addition to the energy efficiency wins already noted, ICF was awarded nearly three hundred additional domestic and international commercial projects in the areas of energy efficiency, infrastructure environmental management, airline and airport planning, and rate, market and regulatory analysis for utilities.

Summary and Outlook

“For the first nine months of 2011, revenues increased 9.6 percent, organic growth was 9.0 percent, and net income increased 30 percent, reflecting our ability to gain market share within a challenging business environment and achieve significant operating leverage,” Mr. Kesavan said. “We expect this positive momentum to continue in the fourth quarter with revenues anticipated in the range of $211 million to $218 million and earnings per diluted share expected to be between $0.42 to $0.46. At the midpoint, this guidance represents year-on-year revenue and earnings per diluted share growth of 10.0 percent and 22.2 percent, respectively. Earnings per share estimates are based on approximately 19.9 million weighted average number of shares outstanding and an effective tax rate of 40 percent.”

“For full year 2011, we expect revenues of $838 million to $845 million, which represent 10 percent year-over-year growth at the midpoint, and we expect diluted earnings per share for the year to range from $1.73 to $1.77, or 26.8 percent growth at the midpoint. Earnings per share estimates are based upon approximately 19.9 million weighted average shares outstanding and an effective tax rate of 40 percent,” noted Mr. Kesavan.

“Looking ahead to 2012, we remain confident of our future prospects and our ability to continue to post earnings increases that exceed revenue growth,” Mr. Kesavan said. “Based upon current backlog and our existing portfolio of business, our preliminary indications for full year 2012 are for revenues of $910 million to $940 million, and EBITDA margin of between 9 percent and 10 percent.”

Repurchase Program

ICF’s Board of Directors has approved a share repurchase program, authorizing ICF to repurchase in the aggregate up to $35 million of its outstanding common stock. Purchases under this program may be made from time to time at prevailing market prices in open market purchases, or in privately negotiated transactions in accordance with applicable insider trading and other securities laws and regulations. The purchases will be funded from existing cash balances and/or borrowings, and the repurchased shares will be held in treasury and used for general corporate purposes. The timing and extent to which ICF repurchases its shares will depend upon market conditions and other corporate considerations as may be considered in ICF’s sole discretion.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and transportation; health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,000 employees serve these clients worldwide. ICF’s website is www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Gross Revenue	$218,691	$197,711	$626,828	$571,796
Direct Costs	137,343	124,060	389,086	356,750
Operating costs and expenses:
Indirect and selling expenses	60,341	55,348	177,537	162,508
Depreciation and amortization	2,544	2,716	8,083	8,027
Amortization of intangible assets	2,369	3,082	7,105	9,245

Total operating costs and expenses	65,254	61,146	192,725	179,780

Operating income	16,094	12,505	45,017	35,266
Interest expense	(539)	(776)	(1,732)	(2,656)
Other income	—	99	89	197

Income before income taxes	15,555	11,828	43,374	32,807
Provision for income taxes	6,221	4,435	17,351	12,793

Net income	$9,334	$7,393	$26,023	$20,014

Earnings per Share:
Basic	$0.47	$0.38	$1.32	$1.03

Diluted	$0.47	$0.38	$1.31	$1.02

Weighted-average Shares:
Basic	19,728	19,413	19,666	19,349

Diluted	19,860	19,630	19,888	19,579

Reconciliation of EBITDA
Operating Income	16,094	12,505	45,017	35,266
Depreciation and amortization	4,913	5,798	15,188	17,272

EBITDA	21,007	18,303	60,205	52,538

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2011	December 31, 2010
	(unaudited)

Current Assets:
Cash	$2,010	$3,301
Contract receivables, net	187,168	176,963
Prepaid expenses and other	8,673	6,995
Income tax receivable	1,503	1,628
Deferred income taxes	5,752	4,973

Total current assets	205,106	193,860

Total property and equipment, net	16,843	18,887
Other assets:
Goodwill	327,032	323,467
Other intangible assets, net	20,817	26,148
Restricted cash	1,551	3,179
Other assets	6,846	7,278

Total Assets	$578,195	$572,819

Current Liabilities:
Accounts payable	$32,490	$29,866
Accrued salaries and benefits	44,235	40,750
Accrued expenses	26,695	25,522
Deferred revenue	20,887	20,034

Total current liabilities	124,307	116,172

Long-term Liabilities:
Long-term debt	50,000	85,000
Deferred rent	6,828	5,142
Deferred income taxes	8,379	10,068
Other	5,100	3,704

Total Liabilities	194,614	220,086
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 19,871,832 and 19,618,659 shares issued; and 19,764,630 and 19,567,571 shares outstanding as of September 30, 2011, and December 31, 2010, respectively	20	20
Additional paid-in capital	227,031	220,891
Retained earnings	159,660	133,637
Treasury stock	(2,595)	(1,291)
Accumulated other comprehensive loss	(535)	(524)

Total Stockholders’ Equity	383,581	352,733

Total Liabilities and Stockholders’ Equity	$578,195	$572,819

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine months ended
	September 30,
	2011	2010

Cash flows from operating activities
Net income	$26,023	$20,014
Deferred income taxes	(2,525)	(3,690)
(Gain) loss on disposal of fixed assets	(13)	36
Non-cash equity compensation	4,786	6,242
Depreciation and amortization	15,188	17,272
Deferred rent	1,809	753
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(8,537)	4,715
Prepaid expenses and other assets	(1,745)	(2,070)
Accounts payable	2,718	(5,301)
Accrued salaries and benefits	3,086	12,609
Accrued expenses	2,023	2,702
Deferred revenue	852	(2,874)
Income tax receivable and payable	118	5,278
Restricted cash	1,628	(1,041)
Other liabilities	1,395	(1,039)

Net cash provided by operating activities	46,806	53,606

Cash flows from investing activities
Capital expenditures	(6,889)	(4,706)
Capitalized software development costs	(28)	(306)
Payments for business acquisitions, net of cash received	(6,220)	—

Net cash used in investing activities	(13,137)	(5,012)

Cash flows from financing activities
Advances from working capital facilities	104,469	22,094
Payments on working capital facilities	(139,469)	(67,094)
Debt issue costs	—	(21)
Proceeds from exercise of options	447	616
Tax benefits of stock option exercises and award vesting	815	784
Net payments for stockholder issuances and buybacks	(1,211)	(595)

Net cash used in financing activities	(34,949)	(44,216)
Effect of exchange rate on cash	(11)	(233)

Increase (decrease) in cash	(1,291)	4,145
Cash, beginning of period	3,301	2,353

Cash, end of period	$2,010	$6,498

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,694	$3,141

Income taxes	$19,174	$10,882

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Energy, environment, and transportation	43%	41%	43%	40%
Health, education and social programs	43%	43%	43%	45%
Homeland security and defense	14%	16%	14%	15%

Total	100%	100%	100%	100%

Revenue by client

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

U.S. federal government	66%	71%	67%	71%
U.S. state and local government	10%	10%	10%	10%
Domestic commercial	20%	14%	19%	14%
International	4%	5%	4%	5%

Total	100%	100%	100%	100%

Revenue by contract

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Time-and-materials	48%	50%	50%	49%
Fixed-price	28%	27%	27%	28%
Cost-based	24%	23%	23%	23%

Total	100%	100%	100%	100%